EXHIBIT 99.1
Mackenzie Gas Project proponents file revised cost and schedule information with National Energy Board and Joint Review Panel
Calgary, March 12, 2007 — Imperial Oil, on behalf of the Mackenzie Gas Project proponents, today filed updated cost and schedule information on the proposed project with the National Energy Board and Joint Review Panel.
The updated information submitted to regulators includes project costs of $3.5 billion for the gas-gathering system, and $7.8 billion for the Mackenzie Valley Pipeline. In addition, the estimated cost of the development of anchor fields is $4.9 billion. (All figures are expressed in 2006 Cdn. dollars.)
Future project activities will focus on the regulatory process and discussions with the federal government on fiscal framework.
In accordance with regulatory requirements, a revised schedule has also been filed today. Project timing is uncertain, but production start-up is no sooner than 2014 and is conditional on progress on regulatory and fiscal matters.
The Mackenzie Gas Project would include the development of an estimated six trillion cubic feet of natural gas resource in the three largest onshore fields discovered in the Mackenzie Delta, and construction of a gas and natural-gas liquids gathering system, gas pipeline and related facilities. The Mackenzie Valley gas pipeline would have 1.2 billion cubic feet per day of throughput capacity, and would be expandable to accommodate gas from other fields in the future.
The project is being proposed by Imperial, ConocoPhillips Canada, Shell Canada, ExxonMobil Canada and the Aboriginal Pipeline Group (APG). The APG was formed in 2000 to enable ownership interest by the Aboriginal peoples of the Northwest Territories in the proposed Mackenzie Valley natural-gas pipeline. TransCanada PipeLines Limited is helping to facilitate and finance the APG’s ownership, in addition to other support, in the current phase of project development.

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Imperial Oil Limited, on behalf of the MGP coventurers, will host a conference call today, Monday, March 12, 2007 at 9 a.m. (MST) to discuss this release.
Interested parties may participate in the teleconference by dialing:
Toronto: 1-416-644-3418
Calgary: 1-403-398-9531
Toll-free: 1-800-731-5319
Note: No passcode is required.
Please dial in approximately 10 minutes prior to the teleconference.
An archived recording of the call will be available by dialing:
Toronto: 1-416-640-1917
Toll-free: 1-877-289-8525
and entering passcode 21222543#.
The archived recording will be available until March 23.

FOR MORE INFORMATION, CONTACT:
Dee Brandes — Investor Relations	Pius Rolheiser — Media Relations
Imperial Oil Limited	Imperial Oil Limited
403-237-4537	403-237-2710